NURTURING GROWTH

Land O'Lakes, Inc.

2007 UNAUDITED
FINANCIAL RESULTS

On the Cover
In 2007, Land O’Lakes, Inc., and Xinjiang Condy Agricultural Science & Technology Development Co. Ltd., signed a five-year agreement for the distribution of Land O’Lakes CROPLAN GENETICS-brand in-shell confection sunflower seeds in China. China’s consumption of confection sunflowers is equal to the rest of the worlds market combined. The CROPLAN GENETICS hybrid seed will allow China’s growers to achieve 50-percent more yield on the same number of acres.
Just another example of the many ways we’re Nurturing Growth at Land O’Lakes.
Table of Contents

Letter to Stakeholders	1
Dairy Foods	4
Ag Services	6
Our Community Commitment	8
Advisory Board of Directors	9
Dairy Board of Directors	10
Ag Board of Directors	11
Senior Strategy Team	12
Unaudited Financial Results
The accompanying consolidated balance sheets, consolidated statements of operations, cash flows and equities, and related financial information are unaudited. The consolidated financial statements include the accounts of Land O’Lakes. Inc. and wholly owned and majority-owned subsidiaries and limited liability companies (“Land O’Lakes” or the “Company”). Certain reclassifications have been made to the 2006 and 2005 presentations to conform to the 2007 presentation.
The Company is electing to furnish unaudited financial information at this time. Due to the additional time required to comply with new accounting, auditing and government rules and regulations. the audit of these financial results by an independent registered public accounting firm is scheduled to be completed after the release of this document. Accordingly, all financial information contained herein is preliminary and is subject to change without further notice pending the completion of the audit. After the audit is complete, the Company will publicly disclose its audited consolidated financial statements as part of its Form 10-K, which will be filed with the Securities and Exchange Commission on or prior to March 31, 2008. The audited consolidated financial statements contained in the Form 10-K will supercede the unaudited consolidated financial statements contained in this document without further action by the Company or further notice to you. When the Form 10-K is filed, it will be accessible. free of charge, through the Securities and Exchange Commission’s website (www.sec.gov) and the Company’s website (www.landolakesinc.com).
HIGHLIGHTS OF 2007

	2007	2006
For the Year: ($ in thousands)
Net sales	$8,924,895	$7,102,289
Net earnings	162,076	88,666
Allocated patronage equities	97,147	72,002
Cash returned to members	58,049	80,614

At Year End: ($ in thousands)
Total assets	$4,444,522	$3,026,732
Working capital	437,017	295,839
Long-term debt	611,602	639,059
Equities	1,042,256	944,536

Financial Measures:
Return on equity	17.2%	9.8%
Return on invested capital	14.8%	9.6%
Long-term debt-to-capital	36.8%	40.1%
Current ratio	1.17	1.23

Membership:
Member associations	1,072	1,126
Individual members	4,985	5,049
Forward-Looking Statements
Throughout this report to stakeholders, we discuss some of our expectations regarding Land O’Lakes future performance. All of these forward-looking statements are based on our current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. The Company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of other important risk factors that may materially affect our estimates and results, please see the risk factors contained in Land O’Lakes Annual Report on Form 10-K for the year ended December 31, 2006, which can be found on the Securities and Exchange Commission’s website (www.sec.gov).

DEAR STAKEHOLDERS,
Superior Performance — Strategic Progress. These words sum up Land O’Lakes 2007 accomplishments. It was a year in which we achieved superior business performance and financial results, while also making significant strategic progress in reshaping our organization and positioning our system for the future.
Net sales were $8,9 billion, a 26-percent increase over 2006, and net earnings were up more than $70 million to $162 million. We achieved solid performance nearly across the board, despite notable challenges related to the impact of high commodity prices on volumes and product mix in key business segments.
Strategically, we initiated organizational changes that enabled us to become:
•	More disciplined;

•	More focused;

•	Financially stronger; and

•	Positioned to deliver improved performance and explore appropriate strategic growth.
Superior Performance
OVERVIEW
As noted earlier, net sales were up 26 percent and net earnings up 83 percent. We delivered improved earnings in Dairy Foods, Layers/Eggs, Seed and Agronomy and solid earnings in Feed.
We also continued our focus on balance sheet strength, earning financial ratings upgrades from both Moody’s and Standard and Poor’s during the year. Key financial measures including Return on Equity. Return on Invested Capital and our Long-Term Debt-to-Capital ratio were improved.
DAIRY FOODS
Dairy Foods’ $87 million in pretax earnings were up $40 million over 2006, and included a $28.5-million gain on the sale of Cheese & Protein International, our West Coast cheese and whey manufacturing facility.
LAND O’LAKES, INC.     1

While exceptionally strong markets (prices) dampened volumes in our Value Added business, which were down approximately 4 percent, they did help enhance margins. Also contributing to Value Added margins were the vitality of our brand, targeted marketing and an ongoing commitment to cost control. We maintained our leading market positions in butter, deli cheese and branded foodservice, and the strength of our top-selling LAND O LAKES® Butter was reflected in a 2-percent volume increase in our retail butter segment.
On the Industrial side of our Dairy Foods business, we maintained our focus on balancing milk supply and production capacity and achieved improved performance in all three of our geographic dairy regions — East, Upper Midwest and West.
Going forward, we will continue our commitment to capturing value from the marketplace through a strong branded, value-added presence, supported by a right-sized, strategically located and profitable Dairy Foods manufacturing infrastructure. These commitments will enable us to deliver value to customers and member-owners, while also preserving market access for member milk.
FEED
We faced significant challenges in Feed over the past year, with high commodity (grain) prices driving up feed prices and affecting both volumes and product mix industry-wide, Feed offset these challenges with targeted marketing, product mix adjustments and aggressive cost-reduction efforts. Feed’s $31 million in pretax earnings were down about $6 million from one year ago. However, given the environment, 2007 was still a year of sound performance, and we did see positive late-year momentum.
Our LAND O LAKES and Purina brands were valuable assets as we maintained our industry-leading positions in lifestyle and livestock feeds, as well as in young animal milk replacers. We also continued to build on our status as the pacesetter in animal nutrition research.
In Feed, we will continue to focus on leveraging the strength of our brands, maintaining our leadership in research and development, optimizing the efficiency of our operations and contributing to dealer and producer success.
SEED
Our Seed business achieved record pretax earnings of $44 million in 2007. This performance was driven to a great extent by the increased demand for seed corn to fuel the ethanol industry. Seed met this challenge and our seed corn volume outstripped the corn acreage increase by more than two to one.
Seed continued to make insight and expertise a point of competitive difference and producers representing more than 12 million acres took part in our unique Answer Plot “sessions, where they learned how the latest seed genetics and traits could translate to improved productivity and profitability in their individual operations.
Seed will continue its commitment to building competitive advantage by delivering the best in seed genetics and traits and crop production insight and expertise, growing our CROPLAN GENETICS brand and effectively serving cooperative system needs. These efforts will be enhanced by the new Seed/Crop Protection Products alignment — under the WinField Solutions’“marketing identity — which addresses the growing link between seed and crop protection product purchasing decisions.
AGRONOMY
Agronomy pretax earnings were up slightly to $14 million, although comparisons with the previous year are difficult, following a late-year restructuring of our Agronomy investment — previously represented in our 50-percent ownership in the Agriliance LLC joint venture. In September, working with joint venture partner CHS Inc., ownership of the Agriliance wholesale crop nutrients business was transferred to CHS, while the crop protection products business was transferred to Land O’Lakes. Our 2007 results include onetime costs and charges related to this restructuring, which aligns each business with the strengths and strategies of the parent companies. For the year, both crop nutrient and crop protection product volumes were improved over 2006.
The new alignment with Seed will be an essential part of our crop protection products future. This collaborative structure represents an important strategic initiative that will enable us to leverage our combined expertise in these related businesses to deliver the most effective crop production solutions to producers.
LAYERS/EGGS
Strong markets, with egg prices up more than 50 percent, helped boost our Layers/Eggs (MoArk LLC) earnings this past year. However, there is more to the story, as MoArk improved its operating efficiency, grew its overall volume by 3 percent and increased its volume in higher-margin branded and specialty eggs by 36 percent. We achieved $25 million in pretax earnings in this business — a dramatic improvement over 2006, when depressed egg markets contributed to a pretax loss. Our 2007 results include a $22-million pretax charge to establish a reserve on assets received as part of the 2006 sale of our liquid eggs business to Golden Oval Eggs.
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We will continue to leverage MoArk’s position as the nation’s second-largest marketer of shell eggs, with a focus on operating efficiency, volume growth and brand strength.
Strategic Progress
The past year saw significant strategic progress as we positioned Land O’Lakes for the future. Key to that effort were our four Strategic Imperatives:
•	Best Cost

•	Best People

•	Superior Insight

•	Superior Portfolio
BEST COST
We remain dedicated to taking costs out of our system at all levels by doing the basics even better and reshaping the organization to effectively leverage our size, scale and combined expertise. In 2007, a wide range of initiatives tied to this Imperative changed the way we do business, delivered significant cost savings and helped make Best Cost discipline part of our culture. A few examples of our cost-reduction efforts include: combining common “backroom” business unit functions such as accounting, finance, human resources and information systems: improving our negotiating leverage by identifying core vendors and centralizing purchasing in areas like transportation, contract labor, marketing services and telecommunications; and bringing increased discipline to such activities as travel spending, pricing strategies and meeting planning.
BEST PEOPLE
Our focus in Best People is to create competitive advantage through a highly skilled, highly motivated workforce. In 2007. we enhanced our efforts in recruiting, hiring and retaining high-performing employees. In addition, we dedicated additional resources to training, development and career planning. We are committed to having the best people, putting forth their best effort, at all levels of the organization. Examples of 2007 advances include: the rollout of a new online Learning Management System that has already served more than 6,000 Land O’Lakes and local cooperative participants; the establishment of our Diversity Enrichment Council; and the launching of the “Leadership Edge” development program for high-potential employees.
SUPERIOR INSIGHT
In today’s challenging business environment, superior knowledge and insight are essential to business success. In 2007, we worked to maximize the external and internal insight applied to our business activities and planning processes, as well as our ability to deliver industry-leading insight to customers. For example, we worked with two leading global business consulting firms to develop and evaluate options for the restructuring of our investment in Agronomy. Not only did this insight help us develop an appropriate strategy in Agronomy, but we were able to share the knowledge gained with our local cooperative customers. We also continued to develop and deliver superior crop production insight to producers through our innovative Answer Plot program, which last year reached growers representing more than 12 million acres. In addition, we maintained our commitment to effective research and development efforts across our businesses, with a focus on product improvement, cost reduction and innovation. Finally we continued to improve our internal decision-making and strategic-planning processes.
SUPERIOR PORTFOLIO
This Imperative is designed to intensify our focus on those businesses in which we can maintain competitive advantage. achieve superior financial results and deliver significant value to customers and members — and to reduce our involvement in businesses which do not meet these standards. Highlights of our 2007 progress include the restructuring of our investment in Agronomy, the streamlining of our Dairy Foods manufacturing infrastructure and continued efforts to build on our brand strength and market presence across all our businesses.
In closing, 2007 was a banner year for Land O’Lakes. We strengthened our financial foundation, intensified our focus, increased our internal discipline, expanded critical expertise and insight and brought new energy to our businesses — all of which contributed to 2007 results and better positioned us for ongoing success and growth.
Superior Performance — Strategic Progress. These words reflect our 2007 achievements and our commitment for the future.
Sincerely,

Pete Kappelman
Chairman of the Board

Christopher j. Policinski
President and Chief Executive Officer
LAND O’LAKES, INC.     3

In 2007, a turnaround in Dairy Foods’ Industrial business drove overall earnings significantly higher, and Value Added again delivered strong earnings.
INDUSTRIAL
Elevated markets boosted Industrial earnings in 2007 as dairy product prices neared record highs. Cost savings, the sale of Cheese & Protein International and intense management of product inventories and pricing also contributed to positive earnings.
The transition of CPI to Saputo went well, and Land O’Lakes continues to sell milk to the cheese and whey plant as part of a supply agreement. Saputo also buys Italian-style cheese from the Land O’Lakes Denmark, Wis., facility.
Member dairy producers increased their milk production, consistent with national trends. The cooperative was better able to manage the milk supply by working closely with cooperatives and customers to increase the efficiency of the milk assembly, transportation and processing system.
Land O’Lakes primary processing plants in the East, Midwest and West regions operated more efficiently and profitably, with strong leadership teams and dedicated employees.
Market access for members and an efficient, profitable processing system remain Industrial’s strategic priorities for 2008. The cooperative is reinvesting in its butter manufacturing infrastructure and managing market risk.
VALUE ADDED
Earnings for retail butter and spreads grew significantly in 2007. In 10 western states, LAND O LAKES® Butter came in a new form — short sticks, dubbed “stubbies,” which are the regional preference of consumers. This very successful launch helped propel branded butter sales above a year ago. LAND O LAKES® Spreadable Butter with Canola Oil was introduced in a 15-ounce container in addition to its original 8-ounce tub. Launched in 2003, Spreadable Butter with Canola Oil continues to lead this innovative new category.
Foodservice delivered strong earnings again in 2007. Strong gains in higher-margin products contributed to profitability of the restaurant segment. School foodservice markets expanded significantly, led by healthful new products such as reduced-fat macaroni and cheese. Dry cheese offerings increased in the ingredients solutions portfolio driven by better-for-you products, most notably, calcium-fortification.
Consumer cheese struggled with sustained high market prices. The service deli endured material increases in everyday and feature prices, resulting in reduced consumer movement and shipments. Self-service deli cheese continued to be a bright spot with continued sales growth, reinforcing Land O’Lakes market leadership position in deli.
Cheese and butter export volumes more than doubled in 2007 based on better business relationships abroad, coupled with competitive U.S. prices.
Nurturing growth in the Value Added business continues to be the strategy for 2008. This includes increasing the cooperative’s international business, developing innovative new products and building the LAND O LAKES brand.

LAND O’LAKES, INC.     5

FEED
In spite of extraordinary industry challenges, Feed had a year of good performance and finished the year with positive momentum.
While maintaining strong financial performance, the division also stayed focused on a unified go-to-market plan; performance-based, simplified pricing; and significant cost savings in ingredient procurement, manufacturing and logistics.
The new Better Animals Program, launched in 2007, helped strengthen our Purina Mills brands through the new RFD-TV series, Animal Makeover™ and the Better Animals website which achieved more than two million hits.
The Land O’Lakes Purina Feed Dairy Young Animal Team launched two new calf milk replacers — LAND O LAKES® Maxi Care® Plus and PURINA MILLS® Maxi Balance® Plus using Amino Acid Advantage™ technology. These proprietary products represent a breakthrough in calf milk replacer, delivering a high level of calf performance at a significant cost savings to the producer.
Also in 2007, Land O’Lakes Purina Feed announced the addition of a new extrusion plant in Russell, Kan., along with a strategic expansion and facility upgrade at its LongView Animal Nutrition Center in Gray Summit, Mo., designed to bring all the company’s St. Louis-based employees together in a single location, reflecting our commitment to maintaining our leadership position in animal nutrition research.
SEED & CROP PROTECTION
In 2007, Land O’Lakes, Inc., and CHS Inc., repositioned their Agriliance LLC joint venture. Recognizing the growing link between seed and crop protection product purchases, Land O’Lakes introduced a collaborative go-to-market strategy under the new WinField Solutions™ marketing identity. WinField Solutions combines AgriSolutions, CROPLAN GENETICS and Seed Solutions brands to deliver a winning combination of seed and crop protection products to our dealer network and customers by leveraging the combined technical expertise, marketing skills and insight of those businesses.
Large increases in corn acres planted resulted in seed achieving record sales and earnings in 2007. Training for our expert sellers continued with 108 Answer PlotTM locations nationwide, encompassing the industry’s largest genetic testing program. Answer Plot events provided a hands-on learning opportunity for 8,000 growers, representing over 12 million acres, bringing the genetic family story to life in each local area.
The crop protection products team also had a strong year in 2007. The AgriSolutions brand of crop protection products and Origin® brand of micronutrients continued to grow in the marketplace, including an above-plan performance during the initial integration into Land O’Lakes (September-December). The Emerald Extras Program had more than 1,400 growers participating in the marketing program focused on AgriSolutions™ and key partner products. In all, the program contributed $9 million of additional marketing support in the form of seller incentives and grower rewards.
LAYERS
In 2007, MoArk continued its focus on shell egg marketing and production by growing the generic, specialty, and branded eggs businesses; improving operating costs and performance; and aligning with Land O’Lakes, Inc. on shared services and retail supermarket cross promotions.
The company is one of the top egg producers in the U.S., marketing eggs from more than 24 million laying hens in 17 facilities which produce some 130 million eggs a week. MoArk’s eggs are sold under corporate brands and national brand names such as LAND O LAKES® All-Natural Farm Fresh Eggs and Eggland’s Best®. The company produces a variety of specialty eggs including all-natural, nutritionally enhanced, cage-free and organic. The bulk of MoArk’s eggs are sold as shell eggs, the rest are turned into other consumer and industrial egg products.

LAND O’LAKES, INC.     7

Land O’Lakes Foundation matches the Stratton Equity Cooperative, Stratton, Colorado, donations for a contribution to the FFA.
LAND O’LAKES FOUNDATION
Land O’Lakes, Inc. donates 2 percent of its pretax profits, .5 percent as in-kind product donations, to America’s Second Harvest, and 1.5 percent cash through the Land O’Lakes Foundation. In 2007, nearly half of those funds were donated through the Member Cooperative Match, California Regions Grants, and Mid-Atlantic Grants programs. Future Farmers of America (FFA) was also a major recipient of Foundation and corporate funds. FFA prepares young people for careers in agriculture and strengthens leadership skills. Foundation giving impacts 22 states where Land O’Lakes has members and employees.
Land O’Lakes also responded to several disasters in 2007 that affected our members and employees, including an F5 tornado in Greensburg, Kansas, severe flooding in Oregon, Southern Minnesota and Washington, and the I-35 bridge collapse in Minneapolis.
In 2007, employees and retirees contributed more than 22,000 hours of volunteer service. Employees were involved in schools, civic organizations and other local nonprofits throughout the nation.
Examples of Land O’Lakes Foundation giving in 2007 include its annual gift to the FFA at the national level and grants supporting a diverse range of community improvements and services such as: the completion of a three-year pledge in support of a Twin Cities (Minn.) Northwest Family YMCA expansion project, opening new opportunities for healthier living; a two-year grant to support the Kaweah Delta Hospital Foundation’s capital expansion project, increasing the number of hospital beds available in Visalia, Calif.; and a grant to help provide the Factory Youth Center, located in Paradise, Pa., with the operating support it needs to continue its mission of helping in-poverty at-risk teens.
INTERNATIONAL DEVELOPMENT
Since 1981, Land O’Lakes International Development division has implemented 150 projects in 72 countries, generally under agreements with the U.S. government. International Development projects had a significant impact on global communities and participants in 2007. We worked with 404 cooperatives, producer groups, and associations, which, in turn, assisted 81,250 members/participants, and directly benefited almost 450,000 participants. Our School Nutrition Programs worked with 2,630 schools, delivering nutritious snacks to 350,000 malnourished schoolchildren worldwide. This year, our volunteer programs completed 71 volunteer assignments in nine countries and mobilized the division’s 1,000th Farmer-to-Farmer volunteer. For additional information go to: www.idd.landolakes.com.
BOARD OF DIRECTORS – ADVISORY BOARD
[ left to right ]
1. Mary Shefland
Bloomington, Minn.
2. Robert Thompson
Urbana, III.
3. Howard Liszt
Wayzata, Minn.

LAND O’LAKES, INC.     9

BOARD OF DIRECTORS — DAIRY REGIONS
[ left to right ]
1. Paul Kent [66]
Mora, Minn.
2. Ben Curti [80]
Tulare, Calif.
3. Tom Wakefield [52]
Bedford, Pa.
4. Al Wanner [53]
Narvon, Pa.
5. Larry Kulp [51]
Martinsburg, Pa.
6. Bob Bignami [80]
Orland, Calif.
7. Pete Kappelman [68]
Two Rivers, Wis.
8. John Zonneveld [80]
Laton, Calif.
9. Lynn Boadwine [65]
Baltic, S.D.
10. Cornell Kasbergen [80]
Tulare, Calif.
11. James Netto [80]
Hanford, Calif.
12. Chuck Lindner [68]
Greenwood, Wis.

10      LAND O’LAKES, INC.

BOARD OF DIRECTORS – AG REGIONS
[ left to right ]
1. Floyd Trammell [3]
Greenville, Miss.
2. Jim Hager [1]
Colby, Wis.
3. Myron Voth [3]
Walton, Kan.
4. Ron Muzzall [5]
Oak Harbor, Wash.
5. Harley Buys [1]
Edgerton, Minn.
6. Dennis Cihlar [1]
Mosinee, Wis.
7. Art Perdue [5]
Minot, N.D.
8. Rich Richey [2]
Columbus, Neb.
9. Jim Miller [2]
Hardy, Neb.
10. Bob Marley [4]
Seymour, Ind.
11. Ronnie Mohr [4]
Greenfield, Ind.
12. Doug Reimer [2]
Guttenberg, Iowa

LAND O’LAKES, INC.     11

SENIOR STRATEGY TEAM
[ left to right ]
1. Steve Dunphy
Executive Vice President,
Chief Operating Officer
Dairy Foods Value Added
2. Barry Wolfish
Vice President
Corporate Strategy & Business
Development
3. Fernando Palacios
Executive Vice President,
Chief Operating Officer
Feed
4. Dave Seehusen
Executive Vice President,
Chief Operating Officer
Seed & Member Services
5. Jim Fife
Vice President
Public Affairs
6. Chris Policinski
President and
Chief Executive Officer
Land O’Lakes, Inc.
7. Alan Pierson
Executive Vice President,
Chief Operating Officer
Dairy Foods Industrial
8. Peter Janzen
Vice President
General Counsel
9. Karen Grabow
Vice President
Human Resources
10. Dan Knutson
Senior Vice President,
Chief Financial Officer
11. Rod Schroeder
Executive Vice President,
Chief Operating Officer
Crop Protection Products

12     LAND O’LAKES, INC.

Land O’Lakes, Inc.
2007 Unaudited Financial Results
Land O’lakes, Inc.
P.O. Box 64101
St. Paul, MN 55164
www.landolakesinc.com
Table of Contents

Financial Overview	2
Consolidated Balance Sheets	4
Consolidated Statements of Operations	5
Consolidated Statements of Cash Flows	6
Consolidated Statements of Equities	7
Segment Information	8
UNAUDITED FINANCIAL RESULTS
The accompanying consolidated balance sheets, consolidated statements of operations, cash flows and equities, and related financial information are unaudited. The consolidated financial statements include the accounts of Land O’Lakes, Inc. and wholly owned and majority-owned subsidiaries and limited liability companies (“Land O’Lakes” or the “Company”). Certain reclassifications have been made to the 2006 and 2005 presentations to conform to the 2007 presentation.
The Company is electing to furnish unaudited financial information at this time. Due to the additional time required to comply with new accounting, auditing and government rules and regulations, the audit of our 2007 financial results by an independent registered public accounting firm is scheduled to be completed after the release of this document. Accordingly, all financial information contained herein is preliminary and is subject to change without further notice pending the completion of the audit. After the audit is complete, the Company will publicly disclose its audited consolidated financial statements as part of its Form 10-K, which will be filed with the Securities and Exchange Commission on or prior to March 31, 2008. The audited consolidated financial statements contained in the Form 10-K will supersede the unaudited consolidated financial statements contained in this document without further action by the Company or further notice to you. When the Form 10-K is filed, it will be accessible, free of charge, through the Securities and Exchange Commission’s website (www.sec.gov) and the Company’s website (www.landolakesinc.com).

FORWARD-LOOKING STATEMENTS
Throughout this report to stakeholders, we discuss some of our expectations regarding Land O’Lakes future performance. All of these forward-looking statements are based on our current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. The Company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of other important risk factors that may materially affect our estimates and results, please see the risk factors contained in Land O’Lakes Annual Report on Form 10-K for the year ended December 31, 2006, which can be found on the Securities and Exchange Commission’s website (www.sec.gov).

FINANCIAL OVERVIEW
Land O’Lakes operates in five segments: Dairy Foods, Feed, Seed, Agronomy and Layers. Dairy Foods develops, produces, markets and sells a variety of premium butter, spreads, cheese and other related dairy products. Feed develops, produces, markets and distributes animal feed to both the lifestyle and livestock animal markets. Seed develops, markets and sells seed for a variety of crops, including alfalfa, corn, soybeans and forage and turf grasses. Agronomy primarily consists of the operations of Winfield Solutions, LLC, which distributes crop protection products including herbicides, pesticides, fungicides and adjuvant. Layers produces and markets shell eggs.
SALES AND EARNINGS
Net Sales for Land O’Lakes, Inc. and consolidated subsidiaries (the “Company”) in 2007 were $8.9 billion compared with $7.1 billion in 2006, an increase of $1.8 billion or 26 percent over last year. Sales increases were reported in each of the Company’s segments.
Dairy Foods sales increased in 2007 as a result of higher market prices for milk, butter and cheese. Feed sales grew due to higher commodity prices. Growth in Seed sales was primarily attributed to stronger corn volumes relative to the demand for ethanol and its effect on corn production. Increased sales in Layers were primarly due to higher egg market prices. The September 1, 2007 repositioning of the Company’s Agronomy investment in Agriliance LLC resulted in the consolidation of its crop protection products business and increased sales by $0.3 billion.
Net Earnings for Land O’Lakes in 2007 were $162.1 million compared with $88.7 million in 2006, an increase of $73.4 million. In 2007, net earnings included a $21.3-million gain, net of related expenses and income taxes, on the sale of the Company’s Cheese & Protein International operations in Dairy Foods, and by a $13.7-million charge, net of income taxes, to establish a reserve for assets received from the 2006 sale of the liquid egg operations in Layers. Net earnings were favorably impacted by the effects of higher market prices in Dairy Foods and Layers and higher volumes in Seed. Lower volumes in Feed had an unfavorable impact on net earnings in 2007.
Dairy Foods earnings in 2007 increased due to higher market prices for milk, butter and cheese. The increase was partially offset by volume declines in cheese and foodservice. Higher corn volumes, due to additional plantings to meet increased demand for corn-based ethanol, contributed to the improvement in Seed earnings. Significant growth in Layers earnings was due to higher egg market prices in 2007. Egg prices averaged $1.15 per dozen in 2007 compared to $0.76 last year. Feed earnings decreased due to volume declines in grass cattle, swine and dairy feeds. This was partially offset by higher prices and lower energy and distribution costs.
Earnings from equity in affiliated companies, which are primarily from Land O’Lakes investments within Agronomy and Layers, were higher in 2007 than a year ago. The increase was mainly related to higher market prices.
FINANCIAL CONDITION
Debt is comprised of notes and short-term obligations, current portion of long-term debt and long-term debt. Notes and short-term obligations at December 31, 2007 were $132.2 million compared with $58.3 million at December 31, 2006. The increase in short-term obligations is primarily due to seasonal working capital requirements of the repositioned crop protection products business. Long-term debt, including current portion, was $616.8 million at December 31, 2007 compared with $650.0 million at December 31, 2006. This $33.2 million reduction in debt resulted primarily from the redemption and retirement of industrial development revenue bonds and repayments for borrowings of consolidated subsidiaries.
At December 31, 2007, the Company maintained a $225 million revolving credit facility (the revolver), which is secured by a majority of the Company’s assets. Borrowings bear interest at the London Interbank Offered Rate (LIBOR) or an alternative base rate plus applicable spreads. As of December 31, 2007, this facility was undrawn and $196.0 million was available after giving effect to outstanding letters of credit.
In September 2007, in conjunction with the repositioning of Agriliance LLC, the Company amended its receivables securitization facility to increase its borrowing capacity from $200 million to $300 million. The Company’s wholly owned, consolidated special purpose entity (“SPE”) enters into borrowings under this facility. Borrowings are secured solely by the SPE’s receivables and bear interest at LIBOR plus 87.5 basis points. As of December 31, 2007, there was $70 million in outstanding borrowings, which are included in notes and

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short-term obligations, and $230 million was available under this facility.
The Company had $175 million in secured notes due 2010 and $192.7 million in unsecured notes due 2011, which are included in long-term debt. The secured notes carry a rate of 9 percent and hold a second lien on essentially all of the assets which secure the revolver. The unsecured notes carry a coupon rate of 8.75 percent.
The Company’s capital securities of $190.7 million, which are also included in long-term debt, carry an interest rate of 7.45 percent and are due in 2028. The capital securities are subordinated to all other senior debt.
Land O’Lakes long-term debt-to-capital ratio was 36.8 percent at December 31, 2007 compared with 40.1 percent a year ago.
In 2007, the Company’s financial ratings were upgraded. As of December 31, 2007, the Company’s corporate debt ratings were BB (Standard and Poor’s) and Ba2 (Moody’s). The senior secured debt rating was BBB- (Standard & Poor’s) and Baa3 (Moody’s). The senior secured notes were rated BBB- (Standard & Poor’s) and Ba1 (Moody’s), and the senior unsecured notes were rated BB- (Standard & Poor’s) and Ba2 (Moody’s). The Company’s capital securities ratings were B (Standard & Poor’s) and B1 (Moody’s).
Equities at December 31, 2007 were $1,042.3 million compared with $944.5 million at December 31, 2006. The increase of $97.8 million resulted primarily from $162.1 million of net earnings. This increase was partially offset by equity revolvement, age retirements, estate redemptions and patronage refunds payable.
Cash returned to members in 2007 was $58.0 million compared with $80.6 million in 2006. Members received $30.7 million of equity revolvement, $20.3 million of cash patronage related to prior year earnings and $7.0 million of age retirement, estate and other payments during the year.
PERFORMANCE MEASURES
Land O’Lakes is committed to increase returns to members and enhance ownership value by improving profitability in each core business through the effective use of invested capital and equity. The Company uses two primary performance measures — return on invested capital (ROIC) and return on equity (ROE). ROIC indicates the operating return on invested capital before considering the costs of financing and income taxes. ROE combines the results of operating performance with the effects of financial leverage and income taxes to measure the return on members’ equity in Land O’Lakes.
Return on invested capital in 2007 was 14.8 percent compared with 9.6 percent in 2006. Land O’Lakes average ROIC for the five-year period ended in 2007 was 9.8 percent.
Return on equity in 2007 was 17.2 percent compared with 9.8 percent in 2006. This increase was due to increased net earnings in 2007. Average ROE for the five-year period ended in 2007 was 10.8 percent.
FIVE YEARS IN REVIEW

($ in millions)	2007	2006	2005	2004	2003

Operations:
Net sales	$8,925	$7,102	$7,336	$7,497	$6,164
Earnings before income taxes and discontinued operations	199	96	132	30	108
Net earnings	162	89	129	21	82
Allocated patronage equities	97	72	118	24	40
Cash returned to members	58	81	69	35	24

Financial Position:
Working capital	$437	$296	$265	$327	$433
Investments	307	270	264	471	503
Property, plant, and equipment	552	665	669	710	726
Total assets	4,445	3,027	3,075	3,184	3,373
Long-term debt	612	639	647	1,024	1,165
Equities	1,042	945	904	855	879

Financial Measures:
Return on equity	17%	10%	15%	2%	9%
Return on invested capital	15%	10%	12%	6%	8%
Long-term debt-to-capital	37%	40%	42%	54%	55%
Current ratio	1.17	1.23	1.20	1.29	1.40

2007 UNAUDITED FINANCIAL RESULTS	3

CONSOLIDATED BALANCE SHEETS
UNAUDITED

LAND O’LAKES, INC. ($ in thousands)
As of December 31	2007	2006

Assets
Current assets:
Cash and cash equivalents	$116,839	$79,707
Receivables, net	1,023,163	604,580
Inventories	953,124	471,396
Prepaid expenses	856,033	350,423
Other current assets	69,947	50,594

Total current assets	3,019,106	1,556,700

Investments	306,573	270,202
Property, plant and equipment, net	551,752	665,069
Goodwill, net	313,404	326,527
Other intangibles, net	119,167	95,043
Other assets	134,520	113,191

Total assets	$4,444,522	$3,026,732

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$132,170	$58,300
Current portion of long-term debt	5,182	10,972
Accounts payable	1,152,983	529,850
Customer advances	926,240	419,516
Accrued expenses	337,449	223,597
Patronage refunds and other member equities payable	28,065	18,626

Total current liabilities	2,582,089	1,260,861

Long-term debt	611,602	639,059
Employee benefits and other liabilities	202,400	173,446
Minority interests	6,175	8,830
Commitments and contingencies
Equities:
Capital stock	1,701	1,828
Member equities	937,126	904,183
Accumulated other comprehensive loss	(61,931)	(66,276)
Retained earnings	165,360	104,801

Total equities	1,042,256	944,536

Total liabilities and equities	$4,444,522	$3,026,732

4   LAND O’LAKES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

LAND O’LAKES, INC. ($ in thousands)
For the Years Ended December 31	2007	2006	2005

Net sales	$8,924,895	$7,102,289	$7,336,128
Cost of sales	8,143,987	6,441,368	6,751,111

Gross profit	780,908	660,921	585,017
Selling, general and administrative	622,231	515,557	494,971
Restructuring and impairment charges	3,970	21,169	6,381
Gain on insurance settlement	(5,941)	—	—

Earnings from operations	160,648	124,195	83,665
Interest expense, net	48,918	58,360	79,873
Other (income) expense, net	(37,157)	(18,791)	9,295
Gain on sale of investment in CF Industries, Inc.	—	—	(102,446)
Equity in earnings of affiliated companies	(51,665)	(13,295)	(36,692)
Minority interest in earnings of subsidiaries	1,469	1,449	1,354

Earnings before income taxes and discontinued operations	199,083	96,472	132,281
Income tax expense	37,007	7,806	5,505

Net earnings from continuing operations	162,076	88,666	126,776
Earnings from discontinued operations, net of income taxes	—	—	2,167

Net earnings	$162,076	$88,666	$128,943

Applied to:
Member equities
Allocated patronage	$97,147	$72,002	$118,273
Deferred equities	5,496	3,015	1,847

	102,643	75,017	120,120
Retained earnings	59,433	13,649	8,823

	$162,076	$88,666	$128,943

2007 UNAUDITED FINANCIAL RESULTS   5

CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

LAND O’LAKES, INC. ($ in thousands)
For the Years Ended December 31	2007	2006	2005

Cash flows from operating activities:
Net earnings	$162,076	$88,666	$128,943
Earnings from discontinued operations, net of income taxes	—	—	(2,167)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	84,140	95,239	99,312
Amortization of deferred financing costs	2,253	2,226	8,733
Loss on extinguishment of debt	—	—	11,014
Bad debt expense	22,579	1,421	1,967
Proceeds from patronage revolvement received	6,706	9,163	8,123
Non-cash patronage income	(2,543)	(1,827)	(1,852)
Insurance recovery — business interruption	4,551	—	—
Deferred income tax (benefit) expense	(30,734)	13,355	5,177
(Increase) decrease in other assets	(3,766)	2,893	4,128
Increase in other liabilities	1,975	2,895	3,570
Restructuring and impairment charges	3,970	21,169	6,381
Gain on divestiture of businesses	(28,474)	(8,987)	—
Gain on sale of investments	(8,683)	(7,980)	(103,581)
Gain on insurance settlement	(5,941)	—	—
Equity in earnings of affiliated companies	(51,665)	(13,295)	(36,692)
Dividends from investments in affiliated companies	58,699	4,736	35,250
Minority interests	1,469	1,449	1,354
Other	(3,638)	(3,610)	(6,254)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(317,600)	38,156	(14,618)
Inventories	(199,822)	(19,587)	(6,058)
Prepaids and other current assets	(512,438)	(60,948)	(46,339)
Accounts payable	589,343	(51,624)	100,868
Customer advances	506,724	23,643	63,287
Accrued expenses	74,597	59,377	13,014

Net cash provided by operating activities	353,778	196,530	273,560

Cash flows from investing activities:
Additions to property, plant and equipment	(91,061)	(83,763)	(70,424)
Acquisitions	(2,930)	(88,060)	(46,101)
Investments in affiliates	(331,674)	(4,950)	(5,566)
Net settlement on repositioning investment in joint venture	(87,875)	—	—
Net proceeds from divestiture of businesses	212,101	42,466	2,635
Proceeds from sale of investments	626	9,274	316,900
Proceeds from sale of property, plant and equipment	10,502	1,754	22,197
Insurance proceeds for replacement assets	8,635	—	—
Change in notes receivable	(18,406)	15,781	(15,228)
Other	(202)	7,183	20,881

Net cash (used) provided by investing activities	(300,284)	(100,315)	225,294

Cash flows from financing activities:
Increase (decrease) in short-term debt	75,399	(98,541)	21,256
Proceeds from issuance of long-term debt	8,337	16,451	2,022
Principal payments on long-term debt and capital lease obligations	(41,798)	(36,549)	(379,900)
Payments for redemption of member equities	(58,049)	(80,614)	(68,714)
Payments for debt extinguishment costs	—	—	(11,014)
Payments for debt issuance costs	—	(1,543)	—
Other	(251)	4,933	(1,993)

Net cash used by financing activities	(16,362)	(195,863)	(438,343)
Net cash (used) provided by operating activities of discontinued operations	—	(349)	3,922
Net cash provided by investing activities of discontinued operations	—	—	42,135

Net increase (decrease) in cash and cash equivalents	37,132	(99,997)	106,568

Cash and cash equivalents at beginning of year	79,707	179,704	73,136

Cash and cash equivalents at end of year	$116,839	$79,707	$179,704

6   LAND O’LAKES, INC.

CONSOLIDATED STATEMENTS OF EQUITIES
UNAUDITED
LAND O’LAKES, INC.
($ in thousands)
Years Ended December 31, 2007, 2006 and 2005

					Accumulated
					Other
	Capital	Member Equities			Comprehensive	Retained	Total
	Stock	Allocated	Deferred	Net	Income (Loss)	Earnings	Equities

Balance, December 31, 2004	$2,059	$877,137	$(24,378)	$852,759	$(73,792)	$73,878	$854,904
Capital stock issued	9	—	—	—	—	—	9
Capital stock redeemed	(101)	—	—	—	—	—	(101)
2005 earnings, as applied	—	118,273	1,847	120,120	—	8,823	128,943
Less portion stated as current liability	—	(23,655)	—	(23,655)	—	—	(23,655)
Portion of member equities stated as current liability	—	(5,967)	—	(5,967)	—	—	(5,967)
Cash patronage and redemption of member equities	—	(68,714)	—	(68,714)	—	—	(68,714)
Redemption included in prior year’s liabilities	—	22,317	—	22,317	—	—	22,317
Minimum pension liability adjustment, net of income taxes	—	—	—	—	(2,603)	—	(2,603)
Unrealized loss on available-for-sale investment securities	—	—	—	—	(155)	—	(155)
Foreign currency translation adjustment, net of income taxes	—	—	—	—	1,387	—	1,387
Other, net	—	(3,181)	(161)	(3,342)	—	534	(2,808)

Balance, December 31, 2005	1,967	916,210	(22,692)	893,518	(75,163)	83,235	903,557
Capital stock issued	2	—	—	—	—	—	2
Capital stock redeemed	(141)	—	—	—	—	—	(141)
2006 earnings, as applied	—	72,002	3,015	75,017	—	13,649	88,666
Less portion stated as current liability	—	(18,626)	—	(18,626)	—	—	(18,626)
Cash patronage and redemption of member equities	—	(80,614)	—	(80,614)	—	—	(80,614)
Redemption included in prior year’s liabilities	—	29,622	—	29,622	—	—	29,622
Equities issued for prior merger	—	13,896	—	13,896	—	—	13,896
Minimum pension liability adjustment, net of income taxes	—	—	—	—	9,108	—	9,108
Unrealized loss on available-for-sale investment securities	—	—	—	—	(404)	—	(404)
Foreign currency translation adjustment, net of income taxes	—	—	—	—	183	—	183
Other, net	—	(8,614)	(16)	(8,630)	—	7,917	(713)

Balance, December 31, 2006	1,828	923,876	(19,693)	904,183	(66,276)	104,801	944,536
Capital stock issued	6	—	—	—	—	—	6
Capital stock redeemed	(133)	—	—	—	—	—	(133)
2007 earnings, as applied	—	97,147	5,496	102,643	—	59,433	162,076
Less portion stated as current liability	—	(28,065)	—	(28,065)	—	—	(28,065)
Cash patronage and redemption of member equities	—	(58,049)	—	(58,049)	—	—	(58,049)
Redemption included in prior year’s liabilities	—	18,626	—	18,626	—	—	18,626
Minimum pension liability adjustment, net of income taxes	—	—	—	—	63,082	—	63,082
Adjustment to initially apply FASB Statement No. 158	—	—	—	—	(61,158)	—	(61,158)
Unrealized gain on available-for-sale investment securities	—	—	—	—	275	—	275
Foreign currency translation adjustment, net of income taxes	—	—	—	—	2,146	—	2,146
Other, net	—	(2,209)	(3)	(2,212)	—	1,126	(1,086)

Balance, December 31, 2007	$1,701	$951,326	$(14,200)	$937,126	$(61,931)	$165,360	$1,042,256

2007 UNAUDITED FINANCIAL RESULTS   7

SEGMENT INFORMATION
UNAUDITED
LAND O’LAKES, INC.

						Total Other/
($ in thousands)	Dairy Foods	Feed	Seed	Agronomy	Layers	Eliminated	Consolidated

For the year ended December 31, 2007:
Net Sales	$4,176,844	$3,061,591	$917,020	$287,373	$513,948	$(31,881)	$8,924,895
Cost of Sales(1)	3,899,365	2,761,697	799,108	279,318	434,168	(29,669)	8,143,987
Selling, general, and administrative	194,925	249,214	78,118	42,532	52,737	4,705	622,231
Restructuring and impairment charges	1,989	645	688	—	648	—	3,970
Gain on insurance settlement	—	(5,941)	—	—	—	—	(5,941)
Interest expense (income), net	22,278	25,592	(4,764)	(3,318)	14,898	(5,768)	48,918
Other (income) expense, net	(28,481)	7	—	(8,796)	(72)	185	(37,157)
Equity in earnings of affiliated companies	(652)	(2,030)	(40)	(35,918)	(13,018)	(7)	(51,665)
Minority interest in earnings of subsidiaries	—	1,469	—	—	—	—	1,469

Earnings (loss) before income taxes and discontinued operations	$87,420	$30,938	$43,910	$13,555	$24,587	$(1,327)	$199,083

For the year ended December 31, 2006:
Net Sales	$3,241,251	$2,711,390	$755,976	$—	$398,394	$(4,722)	$7,102,289
Cost of Sales(1)	3,001,831	2,412,747	648,924	—	377,031	835	6,441,368
Selling, general, and administrative	167,163	238,026	67,791	13,105	31,442	(1,970)	515,557
Restructuring and impairment charges	4,290	65	—	—	16,814	—	21,169
Interest expense (income), net	31,915	25,220	(638)	(10,886)	17,210	(4,461)	58,360
Other (income) expense, net	(9,662)	(1,097)	—	—	(8,033)	1	(18,791)
Equity in (earnings) loss of affiliated companies	(1,456)	(1,727)	(203)	(13,997)	4,083	5	(13,295)
Minority interest in earnings of subsidiaries	—	1,444	5	—	—	—	1,449

Earnings (loss) before income taxes and discontinued operations	$47,170	$36,712	$40,097	$11,778	$(40,153)	$868	$96,472

For the year ended December 31, 2005:
Net Sales	$3,684,069	$2,586,870	$653,871	$—	$406,965	$4,353	$7,336,128
Cost of Sales(1)	3,497,502	2,296,280	569,503	—	385,062	2,764	6,751,111
Selling, general, and administrative	151,147	227,433	53,827	27,574	32,588	2,402	494,971
Restructuring and impairment charges	4,121	1,770	—	—	433	57	6,381
Interest expense (income), net	34,889	26,320	1,146	6,248	14,235	(2,965)	79,873
Other (income) expense, net	(14)	(1,603)	—	11,014	—	(102)	9,295
Gain on sale of investment in CF Industries, Inc.	—	—	—	(102,446)	—	—	(102,446)
Equity in (earnings) loss of affiliated companies	(3,969)	(1,341)	—	(37,870)	6,477	11	(36,692)
Minority interest in earnings of subsidiaries	—	1,349	5	—	—	—	1,354

Earnings (loss) before income taxes and discontinued operations	$393	$36,662	$29,390	$95,480	$(31,830)	$2,186	$132,281

2007

Total assets	$865,046	$1,062,686	$676,510	$1,294,506	$288,134	$257,640	$4,444,522
Intersegment sales	23,011	25,508	—	2,613	—	(51,132)	—
Depreciation and amortization	26,342	27,756	2,430	8,459	8,078	11,075	84,140
Capital expenditures	18,004	42,189	2,012	290	5,143	23,423	91,061
2006

Total assets	$873,789	$956,105	$542,004	$191,983	$262,159	$200,692	$3,026,732
Intersegment sales	5,753	18,147	—	—	—	(23,900)	—
Depreciation and amortization	39,951	30,725	2,528	6,114	8,739	7,182	95,239
Capital expenditures	19,418	33,594	2,705	—	11,019	17,027	83,763
2005

Total assets	$899,019	$920,956	$451,069	$187,565	$311,558	$304,839	$3,075,006
Intersegment sales	3,187	13,418	—	—	—	(16,605)	—
Depreciation and amortization	41,151	31,986	2,257	6,088	10,251	7,579	99,312
Capital expenditures	20,462	25,912	2,374	—	17,714	3,962	70,424

(1)Cost of sales includes unrealized hedging (gains) losses of:
2007	$(48)	$(5,905)	$(2,737)	$—	$(475)	$(1,120)	$(10,285)
2006	(6,486)	(2,257)	(2,729)	—	(118)	1,234	(10,356)
2005	4,201	(5,815)	(518)	—	(844)	—	(2,976)
8   LAND O’LAKES, INC.